Exhibit 99.1
Old National Bancorp
One Main Street
Evansville, IN 47708
oldnational.com

Media: Kathy A. Schoettlin (812)465-7269
Investors: Lynell J. Walton (812) 464-1366
February 17, 2022

Old National Bancorp Announces Stock Repurchase Program

Evansville, Ind. (February 17, 2022) – Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) announced today that its Board of Directors approved a stock repurchase program that authorizes the Company to repurchase up to $200 million of the Company’s outstanding shares of common stock. Share repurchases under this program may be made from time to time on the open market, in privately negotiated transactions or through accelerated share repurchase programs in the discretion of, and at prices to be determined by, the Company. The program will be in effect until January 31, 2023.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest bank holding company headquartered in Indiana and recently completed its merger of equals transaction with First Midwest Bancorp, Inc. With more than $46 billion of assets and $34 billion of assets under management, it ranks among the top 35 banking companies in the U.S. and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for 10 consecutive years. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships and keeping our clients at the center of all we do. Today, Old National’s footprint includes Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota and Wisconsin. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment and capital market services. For more information and financial data, please visit Investor Relations at oldnational.com.

FORWARD-LOOKING STATEMENTS

This press release, as well as any oral statements made from time to time by officers of the Company, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those regarding current expectations, beliefs or forecasts of future events or the Company’s stock repurchase program, including the timing and amount of any repurchases under the program, all of which speak only as of the date the statements are made. These statements can be identified by the use of words such as “expect,” “may,” “could,” “will,” “believe,” or “anticipate,” and other words of similar meaning. Such forward-looking statements are based on beliefs, assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect, such as statements about the potential impacts of the COVID-19 pandemic. Therefore, undue reliance should not be placed upon these statements, estimates or beliefs. We cannot assure that any of these statements, estimates, or beliefs will be realized and actual results or outcomes may differ from those contemplated in these “forward-looking statements.” We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures we may make on related subjects in our filings with the Securities and Exchange Commission.